UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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HUDSON GLOBAL, INC.
(Name of Registrant as Specified in Its Charter)

LONE STAR VALUE INVESTORS, LP LONE STAR VALUE INVESTORS GP, LLC LONE STAR VALUE MANAGEMENT, LLC JEFFREY E. EBERWEIN BRADLEY L. RADOFF RICHARD K. COLEMAN, JR.
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Lone Star Value Management, LLC, together with the other participants named herein (collectively, “Lone Star Value”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of Lone Star Value’s slate of two highly-qualified director nominees to the Board of Directors of Hudson Global, Inc., a Delaware corporation (the “Company”), at the Company’s upcoming 2014 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On May 19, 2014, Lone Star Value issued the following press release:

INSTITUTIONAL SHAREHOLDER SERVICES (ISS) RECOMMENDS A VOTE ON THE GOLD PROXY CARD TO ELECT BOTH LONE STAR VALUE NOMINEES

ISS Concludes “In Light Of The Compelling Need For Change At The Board Level, And The Particularly Strong Alignment Of The Dissident Nominees’ Skills And Experiences With The Challenges This Board Currently Faces, Support For Both Of The Dissident Nominees,
Eberwein And Coleman, Is Warranted.”

Lone Star Value Urges All Shareholders to Vote the GOLD Proxy Card to Support the Election of
Lone Star Value Nominees — Jeff Eberwein and Richard Coleman

New York, NY – May 19, 2014 – Lone Star Value Management, LLC (together with the participants in its solicitation, “Lone Star Value”), a significant shareholder of Hudson Global, Inc. (“Hudson” or the “Company”) (NASDAQ: HSON), announced today that Institutional Shareholder Services (“ISS”), a leading independent proxy voting advisory firm, has recommended that Hudson’s shareholders vote on Lone Star Value’s GOLD proxy card to elect both its nominees – Jeff Eberwein and Richard Coleman – to the Board of Directors of Hudson (the “Board”) at its upcoming Annual Meeting on May 29, 2014. ISS recommended that Hudson’s stockholders “DO NOT VOTE” on the Company’s white proxy card.

ISS’ strong show of support marks the second such recommendation for a vote on Lone Star Value’s GOLD proxy card from an independent proxy voting advisory firm in the past week. Last week, Glass Lewis & Co., LLC (“Glass Lewis”) affirmed the need for change at Hudson and also recommended that Hudson’s shareholders vote on Lone Star Value’s GOLD proxy card.

Jeff Eberwein of Lone Star Value remarked, “We are deeply gratified by the strong endorsement of both leading proxy advisory firms and appreciate the overwhelming support we have received from our fellow shareholders and Hudson’s employees to date. With Hudson as the largest investment in our portfolio, we are deeply committed to restoring Hudson to profitability. We are pleased that ISS, Glass Lewis and many of our fellow shareholders all agree that as proven turnaround experts and significant shareholders, Rick and I can add directly relevant experience and fresh perspective on the Board and better position Hudson for a successful turnaround.”

In reaching its conclusion, ISS performed a detailed analysis of both sides’ positions in the election contest. In its report, ISS focused on the Company’s long-standing poor operating and stock price performance, disappointing incumbent track record and subpar governance profile. ISS concluded that shareholders should vote on the GOLD proxy card saying:

“In light of the compelling need for change at the board level, and the particularly strong alignment of the dissident nominees’ skills and experiences with the challenges this board currently faces, support for both of the dissident nominees, Eberwein and Coleman, is warranted.”

Excerpts from ISS’ Analysis & Recommendation

On the compelling case for change on the Board and much needed greater shareholder perspective in the board room:

“The board is concerned the addition of dissident directors would stall the company’s momentum. There is little evidence of forward momentum presently, however, years after many industry peers were able to adjust and return to growth. This suggests that a greater shareholder perspective on the board might foster a greater sense of urgency to redress the company’s revenue declines, and perhaps better cost management as well to better offset these declines while the tide is changing. In aggregate, the dissident appears to have a compelling case that change on the board is necessary at this time.”

On the incumbent Board’s failed plan and Hudson’s deep underperformance:

“Hudson’s has underperformed its peers for a number of years, driven by a meaningful erosion in the company’s revenues and a stark decline in its client base which it still appears not to have remediated. Though the board claims to have identified the problem and managed costs in the face of the decline, the strategy has yet to produce financial results.”

On the current Board’s ineffectiveness, lack of urgency and repeated failure to turnaround Hudson:

“Perhaps more importantly, the board appears repeatedly to have been slow to react to the market headwinds and challenges the company faces. Despite recognizing the need for a potential leadership change in 2008, the board did not appoint a new chief executive until early 2011 and despite the macroeconomic headwinds facing the company in late 2011, the company was unable to implement a strategy quick enough to stem these declines over the past three years. Management’s current plan to use the 70 new key revenue generating employees to reverse the trend may work, but it is by no means assured – and it is not clear why the current plan will work, given the history of repeated but ineffective restructuring attempts.”

On the persistent failure of incumbents, Dubner and Laing, to effectively oversee Hudson and the resulting need for change on the Board:

“The company’s operating and financial performance over the relatively long tenure of the incumbents, however, tells a different tale, particularly in the failure to recognize a weak management team until the financial crisis made that issue clear, and the numerous strategic false starts since that point. While the incumbents appear confident that this time, unlike all the others, they have gotten the strategy and personnel right, their track record as a board is not reassuring. Given how long the malaise has lingered, there is clearly a need for a greater sense of urgency and closer cost control during the turnaround – and perhaps a fresh eye capable of challenging the board early and forcefully if the new strategy is not showing results.”

On Jeff Eberwein’s superior qualifications and suitability for Hudson’s Board:

“Eberwein’s background suggests he would be well-suited for this role, given both his experience in investment analysis background and his fund’s large stake in Hudson give him a strong shareholder perspective and a clear sense of urgency about the turnaround.”

On Richard Coleman’s directly relevant experience and skill set that is uniquely suited to the challenges Hudson faces:

“Additionally, as the board highlights, there are potentially delicate cultural concerns surrounding the execution of the turnaround which will be exacerbated if the strategy does not bear out, and the company needs to make additional tough decisions. Messaging to and managing the employee base - which is particularly important given the nature of this business and the reliance on uniquely skilled employees – will be critical. From this perspective, Coleman appears an excellent choice to add to the board. He has successful turnaround experience as an operating executive at Crossroad Systems, and also through his consulting practice at Rocky Mountain.”

VOTE FOR CHANGE AND IMPROVEMENT AT HUDSON GLOBAL

PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

                 If you have any questions, or require assistance with your vote, please contact our proxy solicitor, InvestorCom, Inc., at (877) 972-0090. All of our proxy materials are available at: www.icommaterials.com/HSON

Sincerely,

Jeffrey E. Eberwein
Lone Star Value Management, LLC

About Lone Star Value Management:

Lone Star Value Management, LLC (“Lone Star Value”) is an investment firm that invests in undervalued securities and engages with its portfolio companies in a constructive way to help maximize value for all shareholders. Lone Star Value was founded by Jeff Eberwein who was formerly a Portfolio Manager at Soros Fund Management and Viking Global Investors. Lone Star Value is based in Old Greenwich, CT.

Investor Contact:
John Glenn Grau
InvestorCom, Inc.
(203) 972-9300 ext. 11

If you have any questions, require assistance with submitting your GOLD proxy card or need additional copies of the proxy materials, please contact our proxy solicitor, InvestorCom, Inc., at (877) 972-0090.